Exhibit 99.1

USANA Health Sciences Announces Record Fourth Quarter and Full-Year 2014 Financial Results

  Fourth quarter net sales increased by 22.3% to $227.9 million
  Fourth quarter EPS increased by 17.0% to $1.65
  Number of active Associates increased by 31.7%
  2014 marks 12th consecutive year of record sales
  EPS increased to a record $5.60 for the year
  Initial 2015 net sales and earnings outlook provided

SALT LAKE CITY--(BUSINESS WIRE)--February 10, 2015--USANA Health Sciences, Inc. (NYSE: USNA) today announced financial results for its fiscal fourth quarter ended January 3, 2015. The Company also provided net sales and earnings guidance for 2015.

Financial Performance

For the fourth quarter of 2014, net sales increased by 22.3% to $227.9 million, compared with $186.3 million in the prior-year period. The fourth quarter of 2014 was a 14-week quarter as compared to a typical 13-week quarter in the prior year period. The Company estimates that this extra week contributed approximately $16 million to net sales for the quarter. The increase in net sales was driven by 31.7% growth in the number of active Associates, largely as a result of strong growth in the Company’s Asia Pacific region. Net sales, on a comparative basis, were negatively impacted by $6.3 million due to a strengthening U.S. dollar.

Net earnings for the fourth quarter increased by 5.0% to $21.3 million, compared with $20.3 million during the prior-year period. This increase was driven by higher net sales and improved gross margins, which was partially offset by higher operating expenses. On a relative basis, Associate Incentives expense increased 170 basis points due to the incentive program that the Company offered during the fourth quarter. Earnings per share for the quarter increased 17.0% to $1.65, compared with $1.41 in the fourth quarter of the prior year. This increase in earnings per share was attributable to higher net earnings and a lower number of diluted shares outstanding due to the Company’s share repurchases during 2014. Weighted average diluted shares outstanding were 12.9 million as of the end of the fourth quarter of 2014, compared with 14.4 million in the prior-year period. The Company estimates that the extra week of sales contributed approximately $0.12 to earnings per share for the quarter.

During the quarter, the Company repurchased approximately 172,000 shares under its authorized repurchase program for a total investment of $13.2 million. As of January 3, 2015, there was $61.2 million remaining under the current share repurchase authorization. The Company ended the fourth quarter with no debt and with $111.1 million in cash and cash equivalents.

“USANA generated exceptional results in the fourth quarter, which included double-digit sales, earnings per share and customer growth,” said Kevin Guest, USANA’s President. “While our results did benefit from the extra week of sales during the quarter, the more significant catalyst for our performance was the incentive we introduced to our Associate sales force during the fourth quarter. Although it created pressure on our operating margin, the incentive was very successful in accelerating our sales and customer growth for the quarter. This incentive will end in February 2015, but we will offer other market-specific incentives throughout 2015 and expect to carry the momentum we are seeing in our business throughout the year.”

Regional Results

Net sales in the Asia Pacific region increased by 34.1% to $163.3 million, compared with $121.8 million for the fourth quarter of the prior year. Net sales also increased by 25.4% on a sequential quarter basis. The year-over-year increase was due to 45.1% sales growth in the Greater China region, 18.8% sales growth in the Southeast Asia Pacific region, and 16.1% sales growth in the North Asia region. Sales growth in Greater China was driven by double-digit sales and customer growth in Mainland China, while sales growth in Southeast Asia Pacific resulted from double-digit sales and customer growth in the Philippines, Australia/New Zealand, Malaysia and Thailand. Sales growth in North Asia was driven by double-digit sales and customer growth in South Korea. The number of active Associates in the Asia Pacific region increased by 44.3% year-over-year, and increased 26.3% sequentially.

Net sales in the Americas/Europe region were essentially flat at $64.5 million, due primarily to a sales decline in the U.S., which was offset by double-digit local currency sales growth in Canada and Mexico. The number of active Associates in this region increased by 3.7% compared to the prior-year period.

“Our Asia Pacific region led the way during the quarter, where we saw double-digit sales and customer growth in most markets in the region. Our Associates throughout the region embraced the promotion we offered during the fourth quarter and utilized it to grow their sales organizations at an accelerated pace. This was most evident in Mainland China, where we saw significant sales and customer growth, which was bolstered by the excitement generated by our National Sales Meeting in early November. We were also pleased with the results we generated in the Americas/Europe region during the quarter, which included solid customer and sales growth in Canada and Mexico,” continued Mr. Guest.

2014 Results

For the year ended January 3, 2015, net sales increased by 10.1% to $790.5 million, compared with $718.2 million in the prior year. The increase in net sales was largely driven by sales and Associate growth in the Company’s Asia Pacific region. Net sales for the full-year were negatively impacted by $14.9 million due to a strengthening U.S. dollar.

Net earnings for 2014 decreased by 3.0% to $76.6 million, compared with $79.0 million in the prior year. This decrease resulted primarily from a 130 basis point increase in Associate Incentives expense due primarily to the pricing and compensation plan changes implemented during the third quarter of 2013. Earnings per share for the year increased by 0.7% to $5.60, compared with $5.56 in the prior year. This increase in earnings per share was attributable to a lower number of diluted shares outstanding due to the Company’s share repurchases during 2014. Weighted average diluted shares outstanding were 13.7 million for fiscal 2014, compared with 14.2 million for fiscal 2013.

“2014 was another exceptional year for USANA,” concluded Mr. Guest. “Our vision as a Company continues to center on improving the overall health and nutrition of individuals and families around the world through our world-class product offering. To further this vision in 2015, we will continue to execute our overall strategy, which focuses on promoting customer loyalty, enjoyment and success with USANA. This includes advancing our personalization initiative with investments in product and technology innovation to benefit our customers. We are also excited about our recent announcement that USANA is now a Trusted Partner and Sponsor of the Dr. Oz Show. This expansion of our marketing strategy is intended to make it easier for our Associates to introduce USANA products to potential customers. Finally, we will continue to enhance our rewarding Associate Compensation Plan by introducing short-term, market-specific incentives to drive customer growth. I am excited about our growth opportunities in the coming year and believe that the strategies we have in place will produce another record year for USANA in 2015.”

Outlook

The Company provided the following consolidated net sales and earnings per share outlook for 2015:

  Consolidated net sales between $850 million and $870 million
  Earnings per share between $6.40 and $6.70

Chief Financial Officer, Paul Jones, commented, “We are pleased with the results that USANA delivered in 2014 and are encouraged about our opportunities in 2015. As our initial outlook suggests, we are confident in the strength of our underlying business and expect 2015 to be another record year. Consistent with prior years, we anticipate that our results will accelerate during the year following the customary seasonal pressure from the Chinese New Year. We will also make several necessary investments in Fiscal 2015 to strengthen key areas of our business. These investments will include our information technology systems and infrastructure, brand-awareness, product innovation, and new technology to complement product innovation. These investments will be reflected in both higher SG&A expense along with a significant amount of capital expenditures. We believe that they are the proper investments to support USANA’s long-term growth objectives.”

Conference Call

The Company has posted the “Management Commentary, Results and Outlook” document on the Company’s website (www.usanahealthsciences.com) under the “Investor Relations” section of the site. USANA will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, February 11, 2015 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com. The call will consist of brief opening remarks by the Company’s management team, before moving directly into questions and answers.

About USANA

USANA develops and manufactures high-quality nutritional, personal care, and weight-management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium and Colombia. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	28-Dec-13	3-Jan-15	28-Dec-13	3-Jan-15

Net sales	$186,266	$227,870	$718,175	$790,471
Cost of sales	33,778	37,516	127,435	140,794
Gross profit	152,488	190,354	590,740	649,677

Operating expenses
Associate incentives	83,803	106,467	307,820	349,044
Selling, general and administrative	39,681	51,249	166,208	184,531

Earnings from operations	29,004	32,638	116,712	116,102

Other income (expense)	(98)	(574)	(131)	(449)
Earnings before income taxes	28,906	32,064	116,581	115,653

Income taxes	8,624	10,764	37,557	39,017

NET EARNINGS	$20,282	$21,300	$79,024	$76,636

Earnings per share - diluted	$1.41	$1.65	$5.56	$5.60
Weighted average shares outstanding - diluted	14,421	12,920	14,204	13,689

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	28-Dec-13	3-Jan-15
Current Assets
Cash and cash equivalents	$137,343	$111,126
Securities held-to-maturity, net	8,642	-
Inventories	47,242	45,248
Prepaid Expenses and Other current assets	35,818	34,553
Total current assets	229,045	190,927

Property and equipment, net	59,180	71,164
Goodwill	18,243	17,941
Intangible assets, net	42,329	40,952
Deferred income taxes	5,519	5,933
Other assets	14,154	23,667
Total assets	$368,470	$350,584

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$9,502	$7,779
Other current liabilities	86,369	100,926
Total current liabilities	95,871	108,705

Other long-term liabilities	1,211	1,114
Deferred income taxes	10,866	10,601

Stockholders' equity	260,522	230,164
Total liabilities and stockholders' equity	$368,470	$350,584

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	28-Dec-13		3-Jan-15
Region

Americas and Europe	$64,467	34.6%	$64,531	28.3%

Asia Pacific

Southeast Asia Pacific	42,348	22.7%	50,315	22.1%

Greater China	71,671	38.5%	103,990	45.6%

North Asia	7,780	4.2%	9,034	4.0%

Asia Pacific Total	121,799	65.4%	163,339	71.7%

Total	$186,266	100.0%	$227,870	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	28-Dec-13		3-Jan-15
Region

Americas and Europe	82,000	30.9%	85,000	24.4%

Asia Pacific

Southeast Asia Pacific	62,000	23.4%	79,000	22.6%

Greater China	111,000	41.9%	174,000	49.9%

North Asia	10,000	3.8%	11,000	3.1%

Asia Pacific Total	183,000	69.1%	264,000	75.6%

Total	265,000	100.0%	349,000	100.0%

(1)

Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	28-Dec-13		3-Jan-15
Region

Americas and Europe	60,000	76.9%	60,000	74.1%

Asia Pacific

Southeast Asia Pacific	10,000	12.8%	12,000	14.8%

Greater China	5,000	6.4%	3,000	3.7%

North Asia	3,000	3.9%	6,000	7.4%

Asia Pacific Total	18,000	23.1%	21,000	25.9%

Total	78,000	100.0%	81,000	100.0%

(2)

Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations